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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM N-8A
                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:

           Horace Mann Mutual Funds

B.   Address of Principal Business Office (No. & Street, City, Zip Code):

           One Horace Mann Plaza
           Springfield, Illinois  62715

C.   Telephone Number (including area code):

           (217) 788-5757

D.   Name and address of agent for service of process:

           Ann M. Caparros
           One Horace Mann Plaza
           Springfield, Illinois 62715

     Copies to:

           Cathy G. O'Kelly
           Vedder, Price, Kaufman & Kammholz
           222 North LaSalle Street, Suite 2600
           Chicago, Illinois  60601
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E.   Check Appropriate Box:

           Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

           Yes  [X]                       No   [ ]


           Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned in the City of Springfield, State of Illinois on this 8th day of November, 1996.


                                    HORACE MANN MUTUAL FUNDS
                                    -------------------------------------------
                                           (Name of Registrant)


                                    By: /s/ George J. Zock
                                       ----------------------------------------
                                            Trustee



Attest:

 /s/ William J. Kelly
------------------------------------
Its: Treasurer
    --------------------------------

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